UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2017

PIXELWORKS, INC.
(Exact name of registrant as specified in its charter)

OREGON	000-30269	91-1761992
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

224 Airport Parkway, Suite 400
San Jose, CA 95110
(408) 200-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On February 28, 2017, Pixelworks, Inc. (the “Company”) entered into an agreement with a customer to defray a portion of the research and development expenses expected to be incurred by the Company in connection with its development of an integrated circuit product. Under the agreement, the Company will receive $4.0 million from the customer within 60 days of the date of the agreement, and may receive up to an additional $4.0 million upon completion of certain development milestones. The Company currently believes that such amounts will be treated as a reduction to research and development expenses related to the product for accounting purposes.

Development work on the product is currently expected to be performed through 2018. The actual timing and amount of the Company's expenses and payments by the customer cannot be determined at this time, and there is no assurance that all amounts will be received by the Company. In any event, the Company expects its research and development expenses will exceed the amounts received from the customer. Upon the completion of the development, the Company expects to sell units of the product to the customer. However, there is no commitment or agreement from the customer for such sales at this time or assurance that the development will be successful.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIXELWORKS, INC.
(Registrant)

Dated:	March 1, 2017	/s/ Steven L. Moore
Steven L. Moore Vice President, Chief Financial Officer, Secretary and Treasurer (Duly Authorized Officer and Principal Accounting and Principal Financial Officer)